1 Horace Mann Educators Corporation Insider Trading Policy INTRODUCTION As a public company, Horace Mann Educators Corporation (hereinafter referred to as HMN or the Company) is subject to various federal and state laws and regulations governing trading in its securities, as well as contractual obligations. It is the policy of HMN to comply fully, and to assist its employees in complying fully, with these laws, regulations and contractual obligations. This Policy applies to all members of the Company’s Board of Directors and employees (together, “covered persons”), as well as (i) members of such persons’ immediate families and households and (ii) corporations or other business entities controlled or managed by any such person, and trusts for which any such person is the trustee or in which any such person has a beneficial pecuniary interest (together, “controlled entities”). All references in this Policy to you or employees of HMN should be read to include all such persons listed in the preceding sentence. The Policy applies to Company equity incentive plans, the 401(k) Plan and the Employee Stock Purchase Plan. The Company depends upon the conduct and diligence of its employees, in both their professional and personal capacities, to ensure full compliance with this Policy. This Policy provides procedures and guidelines with respect to transactions in HMN securities, the protection of material, non-public information and the standard of conduct expected of HMN employees in this highly sensitive area. It is the personal obligation and responsibility of each employee to act in a manner consistent with this Policy and U.S. securities laws. LEGAL BACKGROUND What is prohibited insider trading? The prohibition against such trading generally is understood to prohibit (1) trading on the basis of material, non-public information, (2) disclosing or “tipping” material, non-public information to others or recommending the purchase or sale of securities on the basis of such information or (3) assisting someone who is engaged in any of the above activities. What is Material Non-Public Information? Material information generally means information that a reasonable investor would consider important in making an investment decision to buy, hold, or sell securities. Either positive or negative information may be material. Depending on the circumstances, common examples of information that may be material include:  Financial results, information and performance, including changes in earnings estimates;  M&A activity, including any acquisitions, divestitures or investments, even preliminary in nature, and any other changes in control;  Corporate finance and capital structure-related activities, including offerings, stock buy-backs, significant borrowings, liquidity problems and dividend-related changes;  Major operational announcements, changes or developments, such as significant project developments or loss or receipt of a significant contract;  Significant actual or potential cybersecurity incidents or events that affect HMN or third-party providers that support HMN’s business operations, including computer system or network compromises, viruses or other destructive software, and data breach incidents that may disclose personal, business or other confidential information;  Significant accounting issues, such as changes in accounting policies, marketing plans or asset write-downs or auditor notification that HMN may no longer rely on its audit report;

2  Changes in key personnel, senior management, directors or auditors;  Actual or threatened significant litigation, including any significant developments, or governmental or regulatory inquiry or investigation; and  Any other facts which might cause HMN’s financial results to be substantially affected. Non-public information is information that is not generally known or absorbed by the public. We consider information to be absorbed by the public only when:  it has been released to the public by HMN through appropriate channels (e.g., by means of a press release, Form 8-K or other SEC filing, a widely disseminated statement from a senior officer or other widely disseminated means); and  one full trading day (i.e., a day on which the NYSE is open for trading) has lapsed following public disclosure. Federal and NYSE investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so when in doubt about whether particular non-public information is material, presume it is material. The mere fact that a person is aware of material non-public information is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the material non-public information. Discussing previously disclosed historical information about HMN or facts that are generally known to the public would not be considered a prohibited disclosure. However, commenting on or updating previously disclosed information may in certain circumstances constitute disclosure of material non-public information. POLICIES REGARDING TRANSACTIONS IN THE COMPANY’S SECURITIES The following policies apply to all sales, purchases, gifts and other transactions, direct or indirect, in Horace Mann Common Stock (including those shares of common stock that may be held in any Company 401(k) retirement savings plan, pension plan, retirement plan, other similar plan or any such similar plan that HMN may adopt in the future) and derivative securities (including stock options, put or call options and other similar securities). Prohibitions for All Covered Persons: No Trading on Material, Non-Public Information. It is illegal as well as against this Policy for any covered person who is aware of any material, non-public information concerning the Company or a third- party with whom the Company does business, to engage in any transaction in the Company’s or such third-party’s securities, including any offer to purchase or sell, during any period commencing with the date that he or she obtains such material, non-public information and ending at the open of the market on the third (3rd) trading day (i.e., a day on which NYSE is open for trading) following the date of public disclosure of that information. After termination of employment, any employee who is aware of material, non-public information is prohibited from trading in Company securities until that information has become public or is no longer material. The prohibition against insider trading is absolute and unconditional. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to high standards of conduct. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure. No Tipping. No employee shall disclose (“tip”) material, non-public information to any other person where such information may be used by such person to his or her benefit by trading in the securities of the company to which such information relates, nor shall an employee make any recommendations or express any opinions as to trading in HMN securities to any other person on the basis of material, non- public information.

3 No Short Sales. No employee shall engage in the short sale of HMN securities. A short sale is a sale of securities not owned by the seller or, if owned, not delivered against such sale within twenty (20) days thereafter (a “short against the box”). No Investments in Derivatives of HMN Securities. Employees are prohibited from buying or selling publicly traded Company-based derivative securities, which include options, warrants, stock appreciation rights or similar rights whose value is derived from the value of an equity security, such as HMN common stock. This prohibition includes, but is not limited to, trading in Company-based put or call option contracts, trading in straddles and the like. However, holding and exercising stock options, restricted stock units or other derivative securities granted under the Company’s equity compensation plans are not subject to this restriction. No Margin Purchases. No covered person shall purchase HMN securities on margin. This means such persons are prohibited from holding the HMN securities in a margin account. No Hedging or Pledging of HMN Securities by Employees and Directors. All covered persons (and their family members and controlled entities that are subject to this Policy), are prohibited from hedging HMN securities (including through the purchase of financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds that hedge or offset, or are designed to hedge or offset, any decrease in the market value of HMN securities) that they hold directly and indirectly or pledging any HMN securities that they hold directly. In addition, employees, including executive officers, and Directors of the Company are prohibited from pledging HMN securities as collateral for a loan. 401(k) Plan. This Policy does not apply to purchases of HMN stock, if any, in the Company’s 401(k) plan resulting from periodic contributions of money pursuant to a payroll deduction election. However, the Policy does apply to certain elections made under the Company’s 401(k) plan, including (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the HMN stock fund, (b) an election to make an intra-plan transfer of an existing account balance into or out of the HMN stock fund, (c) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of HMN stock fund balance and (d) an election to pre-pay a plan loan if the pre- payment will result in allocation of loan proceeds to the HMN stock fund. Pre-Arranged Trading Plans (10b5-1 Plans). Rule 10b5-1 under the Exchange Act provides an affirmative defense to an insider trading allegation for trades made pursuant to a written trading plan that meets the specific requirements of Rule 10b5-1, including that the employee does not have material non- public information at the time the plan is entered into. A Rule 10b5-1 trading plan is also subject to a specified “cooling off” period between entry into, or modification of, the plan and the first trade pursuant to the plan, which is, (a) for Section 16 Reporting Persons (as defined below), the later of (i) 90 days following plan adoption or modification and (ii) two business days following the filing of a Form 10-Q or Form 10-K by the Company for the fiscal quarter in which the plan was adopted or modified, and (b) for all other employees, 30 days following plan adoption or modification. Additionally, Rule 10b5-1 imposes limitations on overlapping plans and single-trade plans (subject to certain exceptions). Rule 10b5-1 also requires Section 16 Reporting Persons to include a representation in the plan certifying that at the time of plan adoption they are not aware of any material non-public information about the Company or its securities and they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5. Any employee who seeks to enter into a Rule 10b5-1 trading plan must obtain pre-approval from the Company’s Insider Trading Compliance Officer and is responsible for ensuring compliance with the requirements of Rule 10b5-1. Prohibitions and Procedures for Section 16 Reporting Persons and Designated Individuals: The following prohibitions and procedures apply to Section 16 Reporting Persons and certain other employees that may be designated by the Company from time to time (“Designated Individuals”). “Section

4 16 Reporting Persons” are members of the Company’s Board of Directors and certain executive officers, who are subject to the reporting and “short-swing profit” liability provisions of Section 16 of the Exchange Act. Section 16 Reporting Persons and Designated Individuals will be informed of their status by the Company’s Insider Trading Compliance Officer. Under special circumstances, certain employees who are not Section 16 Reporting Persons or Designated Individuals may gain access to material, non-public information and the Company, in its discretion, may determine that such employees may also be subject to the below listed prohibitions and procedures. Such employees will be notified of such status and will be subject to the below listed prohibitions and procedures for such period of time as the Company deems appropriate. No Trading During Black-Out Periods. Section 16 Reporting Persons, Designated Individuals, as well as members of their immediate families and households and their controlled entities are subject to black- out periods during which they are prohibited from conducting any transactions involving HMN securities. Each black-out period begins at the close of the market on the last trading day of any fiscal quarter and ends at the open of the market on the third (3rd) trading day (i.e., a day on which the NYSE is open for trading) following release of the Company’s quarterly or annual financial results for that particular quarter (the “Black-Out Period”). The prohibition against trading during the Black-Out Period also prohibits the fulfillment of “limit orders” by any broker for such Section 16 Reporting Person, Designated Individual or member of such person’s immediate family or household or their controlled entities, and the brokers with whom any such “limit order” is placed must be informed of such prohibition at the time such “limit order” is placed. Notwithstanding the foregoing, a transaction may be exempt from this prohibition if it is made pursuant to a written trading plan that has been approved in writing in advance of a Black-Out Period while the Section 16 Reporting Persons or Designated Individuals was not aware of material non-public information by the Company’s Insider Trading Compliance Officer, and that meets all of the requirements of the SEC’s rules and regulations, including Rule 10b5-1 of the Exchange Act. Section 16 Reporting Persons must pre-clear any written trading plan as described in Preclearance of Trades by Section 16 Reporting Persons below. Note that any amendment and/or termination of any such written trading plan is similarly subject to advance pre-approval in writing. All “non-Rule 10b5-1 trading arrangements” (as defined under Rule 10b5-1) entered into by a Section 16 Reporting Person also must be disclosed as such to the Company’s Insider Trading Compliance Officer. Additional black-out periods may be implemented regarding certain employees or groups from time to time who are aware of non-public information regarding potentially significant matters. No Trading in HMN Securities on a Short Term Basis. Any HMN securities purchased on the open market by a Section 16 Reporting Person, Designated Individual or member of such individuals’ immediate family or household or any such person’s controlled entity must be held for a minimum of six (6) months. Note that the SEC’s short swing profit rules already penalize Section 16 Reporting Persons who sell any Company securities within six (6) months of a purchase by requiring such person to disgorge all profits to HMN whether or not such person had knowledge of any material, non-public information. All other employees are strongly encouraged to not trade in HMN securities on a short-term basis. For the avoidance of doubt, same day “cashless” exercises of stock options are not subject to this prohibition. Pre-Clearance of Trades by Section 16 Reporting Persons. If a Section 16 Reporting Person or member of such person’s immediate family or household or any such person’s controlled entity is contemplating a transaction in HMN securities, the proposed transaction must be pre-cleared with the Company’s Insider Trading Compliance Officer, even if the proposed transaction is to take place outside of the Black-Out Period. If the transaction is cleared to proceed, the Section 16 Reporting Person will have five business days to execute the transaction, and the Insider Trading Compliance Officer will assist

5 a Section 16 Reporting Person in complying with Section 16 and, where applicable, Rule 144 of the Securities Act of 1933, as amended. Note the Insider Trading Compliance Officer will notify the Company’s Board Chair, Chief Executive Officer and Chief Financial Officer of the Section 16 Reporting Person’s contemplated trading activity. If a transaction is not approved, the Section 16 Reporting Person should not inform anyone of this restriction. IT SHOULD BE NOTED THAT ANY PERSON WHO POSSESSES MATERIAL, NON-PUBLIC INFORMATION, REGARDLESS OF WHETHER OR NOT IT IS WITHIN THE BLACK-OUT PERIOD, SHOULD NOT ENGAGE IN ANY TRANSACTION INVOLVING HMN SECURITIES. Reporting of Trades by Section 16 Reporting Persons. If a Section 16 Reporting Person, a Form 4 must be filed with the SEC within 2 business days of any transaction in which there is a change of beneficial ownership (e.g., purchase, sale or gift of Company stock, exercise of stock options, etc.), with limited exceptions. The Insider Trading Compliance Officer will make this filing on behalf of the Section 16 Reporting Person, which will be initiated as part of the Pre-Clearance of Trades process. Exceptions to the Prohibitions on Trading: The only exceptions to this Policy’s prohibitions of trading in HMN securities as outlined above are the following:  the exercise of HMN stock options if no shares are to be sold or if there is a “net exercise” (i.e., the use of the underlying shares to pay the exercise price and/or tax withholding obligations), except the exercise is still subject to pre-clearance procedures, if applicable, described below;  the vesting of HMN stock options, restricted stock or restricted stock units;  the withholding of shares to satisfy a tax withholding obligation upon the vesting of restricted stock or restricted stock units;  transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, transferring shares from one brokerage account to another brokerage account controlled by the employee); and  transactions in mutual funds that are invested in HMN securities are not transactions subject to this Policy as long as (a) the Insider does not control the investment decisions on individual stocks within the fund and (b) HMN securities do not represent a substantial portion of the assets of the fund. While these transactions are exceptions to this Policy’s prohibitions on trading in the Company’s securities, a Section 16 Reporting Person or member of such person’s immediate family or household or any such person’s-controlled entity contemplating such a transaction should still pre-clear the proposed transaction with the Company’s Insider Trading Compliance Officer as described under Pre-Clearance of Trades by Section 16 Reporting Persons above. Company Transactions. From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in the Company’s securities.

6 POLICIES REGARDING THE USE, DISCLOSURE, AND PROTECTION OF MATERIAL NON-PUBLIC INFORMATION All employees of the Company have ethical and legal responsibilities to maintain the confidentiality of material, non-public information. Use and Disclosure of Material Non-Public Information. Under no circumstances may an employee use material, non-public information about HMN for his or her personal benefit. Moreover, except as specifically authorized or in the performance of regular corporate duties, under no circumstances may an employee release to others information that might affect HMN securities. Therefore, it is important that an employee not disclose material, non-public information to anyone, including other employees of the Company, unless the other employee needs to know such information in order to fulfill his or her job responsibilities. Under no other circumstances should such information be disclosed to anyone, including family, relatives or business or social acquaintances. In maintaining the confidentiality of the information, the individual in possession of such information shall not affirm or deny statements made by others, either directly or through electronic means, if such affirmation or denial would result in the disclosure of material, non-public information. If an employee has any doubt about whether certain information is non-public or material, such doubt should be resolved in favor of not communicating such information or trading. Questions concerning what is or is not material, non-public information should be directed to the Company’s Insider Trading Compliance Officer. Material Non-Public Information Regarding Other Companies. In the ordinary course of doing business, employees may become aware of material, non-public information with respect to other companies. An individual receiving material, non-public information in such a manner has the same duty not to disclose the information to others or to use that information in connection with securities transactions of such other company as such individual has with respect to material, non-public information about the Company. If the Company is in the process of negotiating a significant transaction with another company, employees are cautioned not to trade in the stock of that company if they are aware of material, non-public information concerning such company. If an employee is not certain whether it is permissible to trade in the stock of such company, the employee should contact the Company’s Insider Trading Compliance Officer before making any trades. Unauthorized Disclosure of Internal Information. Unauthorized disclosure of internal information about the Company may create serious problems for the Company whether or not the information is used to facilitate improper trading in HMN securities. Therefore, it shall be the duty of each person employed or affiliated with the Company to maintain the confidentiality of information relating to the Company or obtained through a relationship of confidence. Company personnel should not discuss internal Company matters or developments with anyone outside of the Company except in the performance of regular corporate duties. Precautions to Prevent Misuse or Unauthorized Disclosure of Sensitive Information. When an employee is involved in a matter or transaction which is sensitive and, if disclosed, could reasonably be expected to have an effect on the market price of HMN securities or any other company involved in the transaction, that individual should consider taking extraordinary precautions to prevent misuse or unauthorized disclosure of such information. Such measures include the following:  Maintaining files securely and avoiding storing information on computer systems that can be accessed by other individuals;  Avoiding the discussion of confidential matters in areas where the conversation could possibly be overheard;  Not gossiping about Company affairs; and

7  Restricting the copying and distribution of sensitive documents within HMN. Internet. Any written or verbal statement that would be prohibited under the law or under this Policy is equally prohibited if made on the Internet or by social media. Inadvertent Disclosure of Material, Non-Public Information. If material, non-public information regarding the Company is inadvertently disclosed, no matter what the circumstances, by any employee, the person making or discovering that disclosure should immediately report the facts to the Company’s Insider Trading Compliance Officer. Inquiries Regarding Material, Non-Public Information. When an inquiry is received regarding information that may be material, it should be referred, without comment, to the Company’s Investor Relations Department. Reporting of Violations. Any person who believes that a violation of this Policy has taken place shall report such violation promptly to the Company’s Insider Trading Compliance Officer. INSIDER TRADING COMPLIANCE OFFICERS Don Carley, Executive Vice President and General Counsel Phone: (217) 788-5767 Email: Donald.Carley@horacemann.com Linea Michael, Assistant Vice President, Corporate Governance and Operations Phone: (217) 788-5710 Email: Linea.Michael@horacemann.com Any questions concerning this Policy should be addressed to an Insider Trading Compliance Officer named above.

8 Horace Mann Educators Corporation Insider Trading Policy Section 16 Reporting Persons and Designated Individuals Acknowledgment and Certification Form I certify that: 1) I have read and understand the Insider Trading Policy (the “Policy”) of Horace Mann Educators Corporation (the “Company”). 2) I understand that the Company’s Insider Trading Compliance Officers are available to answer any questions I have regarding the Policy. 3) I have read the Policy will comply with the Policy for as long as I am subject to the Policy. Signature Print Name Date